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                                                                    Exhibit 20.2

                        GRANITE CONSTRUCTION INCORPORATED
                          COMPARATIVE FINANCIAL SUMMARY
                (UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                  THREE MONTHS ENDED                                     YEARS ENDED
                                     DECEMBER 31,               VARIANCE                 DECEMBER 31,                 VARIANCE
OPERATIONS                        2003        2002         AMOUNT     PERCENT        2003            2002         AMOUNT     PERCENT
----------                        ----        ----         ------     -------        ----            ----         ------     -------
 Revenue                        $492,726    $452,859      $39,867        8.8      $1,844,491      $1,764,742     $79,749        4.5
 Gross profit                   $ 58,191    $ 56,592      $ 1,599        2.8      $  226,450      $  224,584     $ 1,866        0.8
   Gross profit as a percent
    of revenue                      11.8%       12.5%        (0.7%)       --            12.3%           12.7%      (0.4%)        --
 General and administrative
  expenses                      $ 36,401    $ 40,299      $ 3,898        9.7      $  151,879      $  146,467     $(5,412)      (3.7)
   G&A expenses as a percent
    of revenue                       7.4%        8.9%         1.5%        --             8.2%            8.3%        0.1%        --
                                --------    --------      -------      -----      ----------      ----------     -------     ------
 Other income (expense)
   Interest income              $  1,789    $  4,034      $(2,245)     (55.7)     $    6,422      $   10,048     $(3,626)     (36.1)
   Interest expense             $ (2,000)   $ (2,459)     $   459       18.7      $   (8,577)     $   (9,162)    $   585        6.4
   Gain on sales of property
    and equipment               $  1,168    $    558      $   610      109.3      $    4,714      $    2,128     $ 2,586      121.5
   Other, net                   $    (57)   $    531      $  (588)    (110.7)     $   20,395      $    1,608     $18,787     1168.3
                                --------    --------      -------      -----      ----------      ----------     -------     ------
        Total other income
         (expense)              $    900    $  2,664      $(1,764)     (66.2)     $   22,954      $    4,622     $18,332      396.6
                                --------    --------      -------      -----      ----------      ----------     -------     ------
 Income before provision for
  income taxes and minority
  interest                      $ 22,690    $ 18,957      $ 3,733       19.7      $   97,525      $   82,739     $14,786       17.9
 Minority interest              $   (618)   $   (815)     $   197       24.2      $   (1,717)     $   (3,509)    $ 1,792       51.1
                                --------    --------      -------      -----      ----------      ----------     -------     ------
 Net income                     $ 13,858    $ 11,295      $ 2,563       22.7      $   60,504      $   49,279     $11,225       22.8
                                ========    ========      =======      =====      ==========      ==========     =======     ======
 Net income per share:
   Basic                        $   0.34    $   0.28      $  0.06       21.4      $     1.51      $     1.23     $  0.28       22.8
   Diluted                      $   0.34    $   0.28      $  0.06       21.4      $     1.48      $     1.21     $  0.27       22.3
 Weighted average shares of
  common stock:
   Basic                          40,222      40,027          195        0.5          40,175          40,016         159        0.4
   Diluted                        41,010      40,710          300        0.7          40,808          40,723          85        0.2
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
                                        DEC. 31,      DEC. 31,           VARIANCE
FINANCIAL POSITION                        2003          2002        AMOUNT      PERCENT
------------------                        ----          ----        ------      -------
  Working capital                      $  269,947    $  220,396    $  49,551     22.5
  Current ratio                              1.81          1.67         0.14      8.4
  Long-term debt                       $  126,708    $  132,380    $  (5,672)    (4.3)
  Total liabilities to equity ratio          1.07          1.16        (0.09)    (7.8)
  Stockholders' equity                 $  504,891    $  454,869    $  50,022     11.0
  Total assets                         $1,043,410    $  983,819    $  59,591      6.1
  Book value per common share          $    12.16    $    11.03    $    1.13     10.2
  Backlog                              $1,985,788    $1,856,451    $ 129,337      7.0
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